Exhibit 99.3

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

Event Date/Time: May. 23. 2007 / 4:30PM ET

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Final Transcript
May. 23. 2007 / 4:30PM ET, ANF — Q1 2007 Abercrombie & Fitch Co. Earnings Conference Call
CORPORATE PARTICIPANTS
Tom Lennox
Abercrombie & Fitch Co. — VP IR & Corp. Communications
Mike Jeffries
Abercrombie & Fitch Co. — Chairman, CEO
Mike Kramer
Abercrombie & Fitch Co. — CFO, CAO
Kristen Blum
Abercrombie & Fitch Co. — CIO
CONFERENCE CALL PARTICIPANTS
Janet Kloppenburg
JJK Research — Analyst
Liz Dunn
Thomas Weisel Partners — Analyst
Barbara Wyckoff
Buckingham Research — Analyst
Jeff Klinefelter
Piper Jaffray — Analyst
Rob Wilson
Tiburon Research Group — Analyst
Paul Lejeuz
Credit Suisse — Analyst
Lorraine Maikis
Merrill Lynch — Analyst
Lauren Levitan
Cowen & Company — Analyst
Dana Telsey
Telsey Advisory Group — Analyst
Christine Chen
Needham & Company, LLC — Analyst
Randall Konik
Bear Stearns — Analyst
Robin Murchison
SunTrust Robinson Humphrey — Analyst
Marni Shapiro
The Retail Tracker — Analyst
Dana Cohen
Bank of America Securities — Analyst
Nora Kahn
HSBC Securities — Analyst
Jeff Black
Lehman Brothers — Analyst
Brian Tunick
JPMorgan — Analyst
Margaret Mager
Goldman Sachs — Analyst

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Final Transcript
May. 23. 2007 / 4:30PM ET, ANF — Q1 2007 Abercrombie & Fitch Co. Earnings Conference Call
PRESENTATION
Operator
Welcome to the Abercrombie & Fitch first quarter earnings results conference. Today’s conference is being recorded. (OPERATOR INSTRUCTIONS) We’ll open the call to your questions at the end of the presentation. We ask that you limit yourself to one question during the question and answer session. At this time, I’d like to turn the conference over to Mr. Tom Lennox. Please go ahead sir.
Tom Lennox - Abercrombie & Fitch Co. — VP IR & Corp. Communications
Good afternoon, and welcome to our first quarter earnings call. After the market closed, we publicly released the quarterly sales and earnings release balance sheet, income statement and updated financial history. If you haven’t seen these materials, they are available on our Website. This call is being taped and can be replayed by dialing 888-203-1112. You will need to reference the conference ID number 5786431. You may also access the replay through the Internet at abercrombie.com. With me today are Mike Jeffries, Chairman and Chief Executive Officer; Mike Kramer, Chief Financial Officer; Mike Nuzzo, Vice President of Finance; and Brian Logan, the Company’s Controller.
Today’s earnings call will be limited to one hour. After our prepared comments, we will be available to take your questions for as long as time permits. Please limit yourself to one question so that we can speak with as many callers as possible. Before we begin, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings. Now, to Mike Jeffries.
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
Good afternoon. Abercrombie & Fitch had a very good quarter. Mainly, we achieved our fundamental goal to meet our short-term financial goals while enhancing our brands and investing in the long-term. In that spirit, we took a major step toward developing the international component of our growth initiative during the first quarter with the opening of our London flagship. Other major investments included a continuation of the actions we have taken over the past few years in terms of effectively leveraging our organizational structure in order to be more efficient and better positioned to analyze the business and respond accordingly.
In contrast to other companies that are hindered by a rigid structure of divisions, which can result in a lack of information flow, creating counterproductive competition within business units, at Abercrombie & Fitch our brands are aligned to benefit from sharing resources and data. For example, we consolidate selling data to help make more informed merchandise planning decisions. This ultimately leads to a strong gross margin.
We also continue to reinvest in our existing store base. During the first quarter, we upgraded approximately 40 of the 160 stores slated for 2007 upgrade projects. Our store refresh program is on track for $60 million worth to refresh improvements for fiscal 2007.
From a systems standpoint, we are making investments in technology to improve productivity and efficiencies, as well as provide flexibility to the organization. We have already begun several new initiatives. One of which is our core retail merchandising system implementation. This project will deliver to the Company streamlined functionality and better data access. This will allow the organization to spend less time maintaining systems and more time being creative and focusing on fashion and trends.
Once the core retail merchandising system implementation is complete, we will introduce many more retail supply chain initiatives, including addressing store systems; logistics systems; and the overall planning, forecasting and corporate systems initiatives. During the quarter, we renewed our commitment to the eCommerce business. We enhanced the look and feel of the Website and believe that these changes better express our in-store environment and the heritage of our brands.
The Web business has benefited from a stronger in-store inventory position, as well as more targeted e-mail marketing. For instance, we can now customize e-mail content to specific gender. We have also strengthened the back-end direct to consumer operations to fulfill orders more quickly and provide better customer service. The eCommerce business has responded extremely well to these efforts with a 43% sales increase on a year-over-year basis.

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Final Transcript
May. 23. 2007 / 4:30PM ET, ANF — Q1 2007 Abercrombie & Fitch Co. Earnings Conference Call
In addition to enhancing our operational approach, we are introducing our brands to new markets. As I mentioned, we opened our London Abercrombie & Fitch flagship in March. The store’s initial performance has been astounding. London is currently tracking to generate more sales per-square-foot and four wall profit margin than the Fifth Avenue flagship. This is particularly impressive given that our Fifth Avenue flagship generates a higher four wall profit margin than the average adult store. Plus our U.K. Web business has significantly strengthened since opening the London store, which we attribute to this market’s increased awareness of our brand.
For the first quarter, the ANF U.K. Web business increased 100%. The kids business Abercrombie increased 285%. Total international Web based growth, all brands combined, was 72% for the quarter. The overwhelming success of the London store has helped us better understand the scope of our international growth opportunity. As we review London’s performance and applied its success to our targeted global marketplace, we believe we can ultimately generate over $1 billion in sales annually.
A big part of ANF’s international potential will be in the Far East. We are negotiating a lease in Tokyo for the Abercrombie & Fitch brand, which would likely result in the opening of a flagship in 2009. During the first quarter, our six Canadian stores, including both Abercrombie & Fitch and Hollister stores in Toronto and Edmonton, continued to generate approximately three times the volume of their domestic counterparts. Based on this strategy, we are currently assessing additional opportunities in Vancouver, Calgary and Ottawa.
We are planning to roll out the kids business Abercrombie on an international basis with two stores planned to open in 2008 in Toronto at the Eaton Centre and Sherway Gardens. Additional Canadian stores are scheduled to open for the kid’s business in 2009 and 2010. During the first quarter, we made meaningful progress toward improving the four wall performance RUEHL.
We created a new store prototype, which is now approximately 7,200 square feet versus the initial format of 9,500 square feet. This change makes the store feel cozier without impacting the capacity, while increasing the efficiency and projected returns. In addition, the new prototype has only one level versus the initial prototype of two. This adjustment will make it easier to secure prime real estate and reduce construction costs. We continue to expect to RUEHL be profitable by year end.
We were also on track with our newest brand, which will be introduced in the early 2008 calendar year with seven stores. While we will not comment on this business for competitive reasons, I will say that we are all very excited for the launch. In short, we were off to a good start in fiscal 2007 and our future is bright. We are achieving our goal to deliver strong short-term results, while continuing to invest for the future. At the same time, we continue to grow our business for the long-term by opening in new markets and developing new concepts.
We have highly productive brands. I don’t expect to see wide variation in likes, either plus or minus. Our focus is to intensely control every aspect of this business for consistent bottom line growth now and far into the future. This is our track record and what you can expect from us. Now, Kramer will discuss the financial results.
Mike Kramer - Abercrombie & Fitch Co. — CFO, CAO
Thanks, Mike and good afternoon. First quarter net sales for the 13-weeks ended May 5, 2007 increased 13% to $742.4 million from $657.3 million for the 13-weeks ended April 29, 2006. First quarter direct to consumer net sales increased 43% to $43.5 million for the 13-week period ended May 5, 2007, compared to the 13-week period ended April 29, 2006. Total Company comparable store sales declined 4% for the 13-weeks ended May 5, 2007, compared to 13-weeks ended May 6, 2006.
The first quarter gross profit rate was 65.6%, up 20 basis points compared to last year. The increase in rate was due to improved initial markup, partially offset by a slightly higher markdown rate versus last year. We ended the first quarter with inventories up 5% per gross square foot at a cost versus last year. In line with the guidance provided on our fourth quarter conference call, when we estimated that inventory would be flat to slightly positive on a per-square-foot at cost basis at the end of the first quarter.
Going forward, we expect to end the second quarter with inventory flat to slightly positive per-square-foot at cost compared to the second quarter of 2006. Stores and distribution expense for the quarter as a percentage of sales increased 220 basis points to 41.5% versus 39.3% last year. The increase in rate resulted largely from an inability to leverage rent and other fixed costs due to the comparable store sales decline. And as discussed on the fourth quarter earnings call, minimum wage rate increases and pre-opening costs associated with the London flagship contributed to the increase in rate as a percentage of sales. These increases were partially offset by a reduction in payroll hours on a per store basis, as well as by other variable expenses, which were swiftly adjusted in response to negative sales trends during the quarter.

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Final Transcript
May. 23. 2007 / 4:30PM ET, ANF — Q1 2007 Abercrombie & Fitch Co. Earnings Conference Call
For the first quarter, marketing, general and administrative expenses decreased 150 basis points as a percentage of sales to 12.1% from 13.6% last year. The reduction in rate versus last year resulted from a decrease in travel and outside services however, the greatest impact is attributed to home office payroll, which in total expense dollars was held flat to last year. For the first quarter, operating income increased 10% to $92.7 million, compared to $84 million last year.
The effective tax rate for the first quarter was 37.7%, compared to 35 .5% for the 2006 comparable period. Net income for the first quarter increased 7% to $60.1 million versus $56.2 million last year. First quarter net income per diluted share increased 5% to $0.65 versus 6. during .5% for the 2006 comparable period. Net income for the first quarter increased 7% to $60.1 million versus $56.2 million last year. First quarter net income per diluted share increased 5% to $0.65 versus $0.62. during the same period in 2006.
We ended the first quarter with a total of 359 Abercrombie & Fitch stores. 180 Abercrombie stores. 399 Hollister stores. And 16 RUEHL stores. In fiscal 2007, square footage is expected to grow by approximately 11% to 12%, primarily through the opening of 10 new Abercrombie & Fitch stores, 29 new Abercrombie stores, 69 new Hollister stores, and nine new RUEHL stores.
For fiscal 2007, our planned capital expenditures will be between $395 million and $405 million. With approximately $220 million allocated to new store construction and store remodels. Approximately $60 million allocated to refresh improvements and other brand enhancing investments planned for existing stores. With the balance related to home office, information technology and direct to consumer infrastructure investments.
I want to emphasize how this quarter’s results reflect our ability to react and respond to top line performance. We effectively managed expenses to deliver EPS growth on negative comp store sales but we were also careful not to compromise our investment plans for the business. Striking this balance between reacting in the short-term and implementing a long-term growth strategy helps us to deliver consistent results. We feel strongly that managing a consistent business is a critical factor in growing shareholder value.
Now, I would like to discuss our financial targets for the first half of fiscal 2007. We expect net income per diluted share for the first half of fiscal 2007 to be in the range of $1.47 to $1.52, representing a 10% to 13% increase over the first half of fiscal 2006. The low end of this earnings guidance reflects a flat comparable store sales scenario for the second quarter of fiscal 2007. Now, we are able — or available to take your questions. Please limit yourself to one question so that we can speak with as many callers as possible. After everyone has had a chance, we will be happy to take a follow-up question. Thank you.
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS) Take our first question from Janet Kloppenburg with JJK Research.
Janet Kloppenburg - JJK Research — Analyst
Good afternoon. Congrats on a good quarter. Mike, I would like, maybe if you could spend a little bit of time talking about how you feel — sort of qualitatively how you strengthen the brands during the quarter? I see the product and I see that that’s improved. But maybe there are some hidden things going on that you could talk a little bit about. And also, if you can talk a little bit about the strength and continual flow of new looks in tops and if that will have — if you think that that will allow this question about the bottoms business being weak to be sort of be mitigated? And if it’s going to be a tops driven business going forward? And lastly, Mr. Kramer, if you could just talk about where — what level of comp store growth you’ll get leverage on your store and distribution expense? Thank you.
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
Okay, first question, strengthening the brands. I have said before and I think this is true, we have to do two things very well to continue to prosper in this environment. We have to enhance our in-store experience. Enhance the iconic nature of each of our brands. And two, we have to deliver trend right merchandise on a weekly basis. I think we’ve made progress in both. We have store initiatives that I’m excited about, in-store lighting, music. Enhancing the look and feel of the stores. And I think the results are obvious to anybody walking in the store.

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Final Transcript
May. 23. 2007 / 4:30PM ET, ANF — Q1 2007 Abercrombie & Fitch Co. Earnings Conference Call
We have spent a lot of time working on enhancing the iconic nature of the product as well. I think that the brands look distinctive. I think that we are operating a business that is very consistent. Consistent across categories. Consistent across the brands. I think the mark of this business is consistency.
And I think that that is seen in our product, in our stores. We are improving, I think, markedly. We were running a tighter, better controlled business than we ever run. And I think that you can see that in the results. There aren’t wide fluctuations by brand, by category . This is becoming a very, very consistent business through intense control.
Second question, new looks in tops. I think that’s a really good question, Janet, because our tops business continues to be good. Our bottoms business, not good, much better in men’s than womens. We are running continued weakness in womens bottoms. I had expected it to turn better than it has with the advent of warmer weather and the increased share of the business coming from shorts. It continues to be difficult.
I am planning, at this point that bottoms business will continue to be difficult, the womens bottoms business, female bottoms business through back to school and well into back to school. Obviously, we are pushing the tops business. I believe that the tops business will continue to
Janet Kloppenburg - JJK Research — Analyst
Okay. Great. And do you think the men’s bottoms business will be better for back to school?
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
It will be better than first quarter because there is a greater percentage through July in shorts. I would believe that their denim business is really an unknown. So, we will have to wait to see. I believe the men’s bottoms business will be better than the womens bottoms business. I don’t think it will be as good as the tops business.
Operator
We’ll take our next question from [Liz Dunn] with Thomas Wiesel.
Liz Dunn - Thomas Weisel Partners — Analyst
Good afternoon. Last quarter you provided guidance for the corporate overhead piece that we should expect about flat to the fourth quarter level. And I believe you came in about $10 million better than that. But it seems like you are saying the flex was primarily in the stores piece. So, are there some areas in the corporate overhead piece of SG&A that you had some unexpected favorability versus plan? And then also, could you address the potential sales shift as we look at the retail calendar this year, which may give you an extra week of back to school selling in the second quarter?
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
I will address the first part of the question to start off with, with regards to the MG&A in terms of guiding to $10 million. No, it definitely was not expected. As I’ve said on numerous quarterly calls that we will manage our expense structure to our top line. We were able to save strategic dollars in terms of travel, as we indicated on the upfront conversation, as well as we saved money in samples and we saved money in terms of head count.
When the top line doesn’t come in exactly where we had forecasted, we are obviously are going to take a look at any and every area in more scrutiny than ever before. And when Mike says that we’re maniacal about it, that’s in every aspect of our profit and loss statement. We were very pleased we were able to save roughly $9 million to what we had forecasted in our MG&A line, which helped us offset the deleverage in stores and distribution. So, we’re very excited about that. What I would say on a go-forward basis is, I don’t anticipate Q2 to be roughly the $91 million. I would say that it’s going to be in the range of $95 to $100 million.

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Final Transcript
May. 23. 2007 / 4:30PM ET, ANF — Q1 2007 Abercrombie & Fitch Co. Earnings Conference Call
The latter part of the question in terms of the sales shift. We actually do believe that there is going to be some volume shift from Q3 into Q2, largely due to a shift in the tax-free weeks. But we do anticipate that’s not going to impact our comps due to the shift of the 53-week this year versus 52 last year.
I’d also like to take this time to actually address the last question of Janet’s in terms of stores and distribution expense. Janet, I’m sorry to do this to you but I’m not going to answer it directly. What I’m going to tell you is, is that we will leverage stores and distribution on flat to slightly positive sales. However, as I indicated earlier to Q1, that there were some downward pressure in terms of our expenses. $3 million a quarter roughly for minimum wage increases and another $3 million in terms of increased salaries that we took in terms of the management and MIT’s of our stores to get them to be more competitive.
So, if you — basically, I will let you guys do the calculations. It’s basically about $6 million a quarter. If you back that out, you should see leverage on flat to slightly positive comps.
Operator
We will take our next question from Barbara Wyckoff with Buckingham Research.
Barbara Wyckoff - Buckingham Research — Analyst
Hi. Could you give us more details on the new merchandising systems? Give me some examples of what it’s going to do versus the old systems. And then the question, Mike, as usual about the RUEHL accessories that evolved into a more casual look, more complimentary to the merchandise. How are they doing versus the previous more serious look?
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
Okay, I will let Kramer take issue one, the merchandise system.
Mike Kramer - Abercrombie & Fitch Co. — CFO, CAO
Actually, I have a surprise for you guys. I’m going to turn this conversation or this answer over to Kristen Blum, our CIO, and she will be able to clarify that a little bit for you.
Kristen Blum - Abercrombie & Fitch Co. — CIO
Great, everybody. So, as you guys probably are aware — (Technical difficulty) — Find partnership deal with Oracle for their pretty much comprehensive suite of retail applications that we’ll be implementing over a multi-year plan starting with the retail merchandising system, as Mike had mentioned earlier in the conversation, as really the core foundation for what we are doing. We were doing this for a lot of reasons. Obviously, the ones that have already been discussed in terms of improving efficiency and productivity, data integrity.
But we also want to get rid of our old, disparate architecture and systems that have been around for 15+ years that are really costing us from a total cost of ownership perspective, as well as just they’re not technology that is up to date with where we are looking for our IT organization to support the business going forward. So really looking to provide industry best practice, functionality to the organization. And it starts with the retail merchandising system and we build on additional merchandising and supply chain components from there as we move forward.
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
The second part of your question, Barbara, about RUEHL handbags. I believe that the handbags do complement the apparel now. I have to say that I’m really pleased with the total RUEHL assortments as they are coming into the stores. And I think handbags look very good and the success rate is excellent. We are comping womens handbags, exclusive of Bleeker Street, which is an anomaly, very positively across the chain. So I think we have established a look that is unique and casual that we can really build upon.

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Final Transcript
May. 23. 2007 / 4:30PM ET, ANF — Q1 2007 Abercrombie & Fitch Co. Earnings Conference Call
Operator
We will take our next question from Jeff Klinefelter with Piper Jaffray.
Jeff Klinefelter - Piper Jaffray — Analyst
Yes. Mike, the question is really on the fashion cycle that we’re in and your discussion on the tops category . You have been through these before. Thinking back to the coming out of the very strong khaki and cargo cycle, some similar trends toward more of a top focus. Can you discuss or compare and contrast this transition versus that last transition, maybe what you learned during that from a merchandising perspective and how this one is different? And then just a clarification on the international expansion. You mentioned Tokyo as an ‘09 flagship opening. Is that literally the next store to open internationally or are there other U.K. and European stores that are sort of on deck as
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
To answer the first part of your question, Jeff, I haven’t thought it through as you’ve just asked the question in terms of relating it to how we went in and out of cycle in the past. And maybe I should. What I can say, is that our tops business is good and we will continue to push that business at a reasonable rate. I believe that the key to what’s going on in female bottoms now is denim. And the size of the basic denim business is in question for third and fourth quarter. We are doing everything we can to maximize all the business that is out there. There is going to be a fashion component, which I really don’t want to talk about.
But I believe we will start mitigating the negative denim trend. I don’t know how much it’s going to change. So the answer to the question is, I can’t relate it to what happened in the past. All I can say is that we are doing our best in every category and in tops to drive that business as far as we can. And we are doing our best to seek next in female bottoms. We’ve got a lot of feelers out there but we’re not there yet.
Tokyo ‘09 is not — we are working on a deal in Tokyo. It has not been finalized or agreed. We were working on other locations. We have not signed any deals for any other stores at this moment. We are being very selective. We are making a lot of money in London. And we anticipate doing that every place we’re going to go.
Operator
We will take our next question from Rob Wilson with Tiburon Research.
Rob Wilson - Tiburon Research Group — Analyst
Thank you. Mike, you indicated that RUEHL would be profitable by end of year ‘07. How do you define that? Do you mean it would be profitable for the whole year or maybe just for Q4. And also, the other Mike, maybe you can help us with FAS 123 expenses. I believe they were $ 0.04 last year in Q1. What were they this year? Thank you.
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
Kramer, you can take one and two.
Mike Kramer - Abercrombie & Fitch Co. — CFO, CAO
Yes, in terms of RUEHL profitability, along, with our guidance, we’re looking at basically Q4 to be profitable and not full year. And one of the key factors — or actually, two of the key factors for us to reach our glide path are; One, we would like to get closer in terms of productivity to ANF. There is momentum there. The one thing that I want to point out is that probably hidden under the covers a little bit, is the fact that even though we’ve posted negative comps for RUEHL, our transactions increased 18% on a per store basis. So, I’m pretty excited about some of the trends that we are seeing there at RUEHL.

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Final Transcript
May. 23. 2007 / 4:30PM ET, ANF — Q1 2007 Abercrombie & Fitch Co. Earnings Conference Call
The other aspect is going to be critical for us to be — to reach four wall profitability in Q4 is the gross margin. And getting that parallel or consistent with our other brands. There is no other company out there that can manage margins like we do. So, I’m not too concerned about that one as well. As we restated in the script, we feel very confident about our ability to reach that, the profitability in terms of Q4.
In terms of FAS 123, it was roughly around $5 million in Q1 of last year. And roughly $1 million this year in Q1.
Operator
We’ll take our next question from Paul Lejeuz with Credit Suisse.
Paul Lejeuz - Credit Suisse — Analyst
Thanks. Can you talk about markdown levels this year versus last year? And Mike Jeffries or Kramer actually, inventory by brand and how you’re planning for the rest of the year? I think second quarter you said flattish to up slightly. Does that differ by brand?
Mike Kramer - Abercrombie & Fitch Co. — CFO, CAO
Well, the only — my only response to that is we really don’t get into that level of detail when we are talking about this externally in terms of our inventory expectations by brand or in terms of our inventory expectations by brand or really, quite frankly, even by category . I’m going to stick with our comment with regards to the guidance of the low end of the guidance range being correlated to a flat comp store. And with that, we think that are inventory will be flat to slightly positive as
Operator
We will take our next question from Lorraine Maikis with Merrill Lynch.
Lorraine Maikis - Merrill Lynch — Analyst
Thank you. Good afternoon. You said a few times that the bottom end of your guidance are based on flat comps. And seeing a negative in the first quarter what gives you the confidence that you can actually get that back up to flat and even positive?
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
Basically, we — if you take a look at our historical builds and in terms of the cadence through Q1, obviously I’m not going to give you guidance in terms of by week in terms of April. But let’s just say that in terms of historical builds, combined with where we are coming in, we feel strongly that we can hit the flat comp. We will take our next question from Lauren Levitan with Cowen & Company
Lauren Levitan - Cowen & Company — Analyst
Thanks, good afternoon. Mike, I was wondering if you could give us a little bit more insights into some of your comments on RUEHL? Maybe give us a little sense of what the new prototype looks and feels like and how many stores are now reflecting that look? Also, just trying to get a sense of if it’s more consistent with the more casual approach that the merchandise now has. And then related to RUEHL, does the trend you are seeing there, particularly in transaction growth, does that at all have any implications for your real estate strategy go forward or for how big you think this concept can be over time? And lastly, gender mix within RUEHL, I know that had been changing, so I’m curious how that’s been playing out?

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Final Transcript
May. 23. 2007 / 4:30PM ET, ANF — Q1 2007 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
Look of store, we opened the store in Austin, Texas, a few weeks ago that is a first step of the new prototype. It’s on one level and feels great. I was hesitant that we could make it work. It feels great. We will open the next step of this, which is to reduce the selling square footage later this year and we are still working on the first of those stores. Do you have the date?
Mike Kramer - Abercrombie & Fitch Co. — CFO, CAO
I think it would be in January.
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
Okay. So, it’s the end of the year in January. I’m very comfortable that we’re going to get increased productivity through it and it’s interesting that our capacity isn’t hindered by cutting the floor size down. The look and feel of the store is the same as current and I love that. I think it’s terrific. And I think it’s ed productivity through it and it’s interesting that our capacity isn’t by cutting the — hindered by cutting the floor size down.
The look and feel of the store is the same as current and I love that. I think it’s terrific. And I think it’s a reflection of the merchandise. So I’m very pleased with where we were going with RUEHL.
Gender mix, we are growing the mens and womens business about the same, 63% female, 37% male. I believe the female percentage has upside.
Operator
We will take our next question from Dana Telsey with the Telsey Advisory Group.
Dana Telsey - Telsey Advisory Group — Analyst
You talked — one of the things that we haven’t heard as much about on this call, is how are you feeling about Hollister? Given the continued expansion plans for Hollister, how are you feeling about that business? How you see it different than the core? And the other thing I’m noticing is that using the word “consistent” that you used to describe your business, it seems like getting smarter with systems is one of the investments being made and one of the outcomes. Where are you? What inning are you in those systems investments and what you’re seeing there? Thank you.
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
Let me talk first about Hollister. I love what’s going on with Hollister. I think it looks great, feels great and it’s performing very solidly. As I started the conversation, we are seeing consistency across the business. Hollister is a highly productive business. I don’t expect to see wild increases or decreases in the likes in that business. We will continue to improve our productivity over time.
We are not going to over hype the volume in that business on an existing store basis. It will grow at a reasonable rate. It’s interesting that our likes are consistent across the businesses and I would think that that would continue. It has to do with how we were controlling that business. The growth opportunity in Hollister is huge. We’ve opened stores at highly productive levels and we’ll continue to do so. And I think everyone sees the potential for Hollister in many places.
Mike Kramer - Abercrombie & Fitch Co. — CFO, CAO
And now, I will talk about the systems initiatives and where we are at. And I love the fact that you recognize the term “consistent,” which is really a message that I think we’ve always been sending but are definitely punctuating much, much more today. And I think the bottom line reflects that.
In terms of the systems initiatives, which I think are really going to give us a lot more productivity here in home office and more efficiency, I think that we were, quite frankly, probably in totality about the beginning of the game in the first I would say two to three innings. Now, there are

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May. 23. 2007 / 4:30PM ET, ANF — Q1 2007 Abercrombie & Fitch Co. Earnings Conference Call
certain aspects of our system initiatives where we are farther down the road. But let me kind of break some of these down for you, in terms of, let me put them into categories.
One, that you’ve heard me talk about is our supply chain initiatives. The first and foremost with regards that this merchandising core system that Mike talked about in the script and Kristen also alluded to with our agreement with Oracle. We are in the requirement phase with regards to this and we’re anticipating an early 2008 implementation.
The second aspect of the supply chain is our allocation system. We were in the late stages of development and the early stages of testing. This is one of the systems initiatives that we’re further down the road and we are going to phase that in. The first brand will be phased in in October of this year. The remainder will be post holidays.
Another aspect which I’m very, very excited about is our inventory optimization tool. And that’s actually going to go in play here in the next couple of months and it will be used for late fall and spring planning. And then the last piece of supply chain, which really weaves through the fabric of our organization, is eProcurement, which our purchasing organization has been working on and has been doing a phenomenal job. And this is being phased in as we speak and will really allow us to really leverage the power of our brands.
I’ve talked a lot about store initiatives. We talked about our USR reporting, which really enables us to feel the front from the back and the automation of that which is actually in play right now, slowly rolling out. And then, our move to actually make our back of the house wireless, which will be really early 2008.
One of the umbrella aspects in terms of our technology enhancements is our business in terms of our technology enhancements is our business intelligence. We are putting together a one data, one place repository for our data that — where there will be a user friendly front end tool. This is going to be phased in over the course of the balance of this year but will be fully in place by the end of 2008.
Once again, I have to applaud our IT group and particularly Kristen in terms of these initiatives. We want to make sure, as always, that we execute flawlessly and we’re going to take our time and get it done right.
Operator
We will go next to Christine Chen with Needham & Company.
Christine Chen - Needham & Company, LLC — Analyst
I wanted to ask, as RUEHL has evolved since you launched it, have you seen a change in who the customer is and are you currently happy with where the price points are? And then I also have some housekeeping questions for Mike Kramer.
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
To answer the question about RUEHL, I think we’re seeing the same customer as we started. I think that customer has skewed, as we anticipated, to be post Abercrombie. I’m very pleased with the current price structure. It is — the prices are working and I think we were at a price structure that can grow a considerable business. I think that the efforts we’re making in terms of margin improvement, cost reductions, are going to result in a business of scale.
Christine Chen - Needham & Company, LLC — Analyst
Great. Thank you. And then, the tax rate in Q1 was a little bit below where I’d expected. I think you had guided 39% for first half. Wondering what we should be thinking about for Q2? And then, if you could give us ending square footage, CapEx and depreciation for the quarter?
Mike Kramer - Abercrombie & Fitch Co. — CFO, CAO
On the effective tax rate, our effective tax rate is and was 39%. However, there is some positive aspects to that effective tax rate in terms of our entrance into London. You can actually see some favorabilities to that effective tax rate in the range of 10 to 20 basis points. And as always,

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May. 23. 2007 / 4:30PM ET, ANF — Q1 2007 Abercrombie & Fitch Co. Earnings Conference Call
there’s always going to be adjustments to that based on reserves, based on state tax settlements. And most importantly and more probably, what did actually affect this quarter’s effective tax rate significantly is our tax exempt investment income. Those are usually the categories that impact that. I hate to be really, really conservative with you guys but what I would continue to do is use an effective tax rate of 39%.
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
I would like to just tack onto the question of RUEHL because I think the complete answer to that question is we think that we have a very good performer in RUEHL. But if you look at this Company and how we have emphasized consistent bottom line growth into the future, what we were providing is a pretty good array of potential growth. In international ANF, Abercrombie flagship, international expansion of the kids store, continued domestic expansion of Hollister and then maybe something else, concept by, we take the requirement that we continue to add stores in a reasonable prudent tested way to continue to grow our bottom line very, very seriously. And I think it’s demonstrated success there.
Mike Kramer - Abercrombie & Fitch Co. — CFO, CAO
Let me answer the other housekeeping questions. I’m glad that I was put into the category of housekeeping. Our square footage at the end of the quarter was 6.7 million. Our CapEx for the quarter was $112 million. And our depreciation for the quarter was $44 million.
Operator
We’ll take our next question from Randall Konik with Bear Stearns.
Randall Konik - Bear Stearns — Analyst
A quick question for Mike Jeffries. You gave us an example of how the organization kind of leverages off of each other across the brand. Could you just give us some of the home office examples of different areas of the corporation, whether it be on the product design side, whether it be on merchandising side, that the brands truly do leverage off each other on a day-to-day basis? Thank you.
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
Well, to understand the business is that, and this isn’t a secret, we are organized by [silo] and design; and by category and merchandising. So the category and merchandising gives us terrific strength in terms of reading the business, developing expertise by category, buying strength by category . And I think we will continue to feel the business far into the future. We are category specialists. And to really understand this business, it’s necessary to understand that that’s the way that we’re
Operator
We’ll take our next question from Robin Murchison with SunTrust Robinson Humphrey.
Robin Murchison - SunTrust Robinson Humphrey — Analyst
How large would RUEHL have to get to go eCommerce with it?
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
That’s a good question. We were anticipating going on eCommerce probably in the next few months on a lifestyle basis. And the first category to go on eCommerce will be handbags. So, that addresses my first response to how do we feel about handbags. We think that going up on the entire product line, we haven’t set a date, but it’s not going to be far in the future.

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Final Transcript
May. 23. 2007 / 4:30PM ET, ANF — Q1 2007 Abercrombie & Fitch Co. Earnings Conference Call
Operator
Our next question comes from Marni Shapiro with The Retail Tracker.
Marni Shapiro - The Retail Tracker — Analyst
So, you’ve had a couple of things that have stuck in the stores besides just knit tops, like a few dresses, three or four of them here and there and a few woven tops, particularly at Hollister. And I’m curious about some of the items that are working for you guys that aren’t knit tops? And can you also touch on, in that category, swimwear and the totes and handbag business at Abercrombie and Hollister as opposed to RUEHL?
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
First, woven tops, we’re starting to see some traction in woven female tops. We are — it’s been a long push for us but I think we are seeing that that category performs, as they are body conscious and are easy and in our personality. We think that there is a fashion woven top business now until Labor Day and then next we will talk about next spring.
Dress category, we’re starting to see some success. It’s checkered but we’re just starting and we’re studying it very carefully and we hope to see some traction there. We’re studying and looking at results before we’re going to make a huge commitments there. We have been very successful in the tote category in all of the brands.
And the last was swim. The female swim business for spring has been exceptional across the brands. It’s an exceptional. We underbought it like crazy. We have a lot more potential in that business. I wish I could say the same for male swim. It doesn’t fit but we will do better next year.
Operator
We’ll take our next question from Dana Cohen from Bank of America.
Dana Cohen - Bank of America Securities — Analyst
Mike, I just wanted to circle back on the bottoms issue. In your opinion, is it just girls are just not buying bottoms at all or what are you really see going on there? Do you just think the entire bottoms category for girls is down? And then second, for Kramer, can you just go over that leverage issue again? I wasn’t sure if you were talking for the second quarter or the back half.
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
I think the female bottoms business is tough. I will repeat, we have to see what’s going to happen with denim for back to school because that’s going to dictate a level to the business. And it’s going to be determined by what is the basic denim level. We have been comping negatively there for quite awhile. Will that turn around for back to school? I hope so. I think our assortments look terrific. There is a fashion component in denim for back to school, that we hope.
We run a very strong knit business but it’s not been able to overcome the denim business. And clearly, our short business has been terrific but it’s not been able to overcome the negative there. I think we were doing everything that we should be doing. I think our assortments look balanced and good. And this, too, shall pass, is kind of the answer to the question.
Mike Kramer - Abercrombie & Fitch Co. — CFO, CAO
In terms of the leverage in terms of stores and distribution, let me see if I can clarify it a little bit more. On a quarterly basis, we are incurring roughly $6 million of incremental expense. That’s evenly split. $3 million a quarter for minimum wage increases, $3 million a quarter for salary increases for our manager and MIT level in our stores. If you exclude those incremental costs, we will definitely leverage on flat to small single digit likes. But now knowing I have that $6 million of incremental expense, there will need to be more of a positive compress to leverage. I will let you guys do the calculation.

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Final Transcript
May. 23. 2007 / 4:30PM ET, ANF — Q1 2007 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
I will just circle back and say the last thing about the bottoms business. I truly don’t know what it’s going to be for back to school but I’m looking at it as the worst possible case. And trying to look at the rest of the business to make up for that if it is the worse possible case. We still have few months to see.
Operator
We will take our next question from Nora Kahn with HSBC.
Nora Kahn - HSBC Securities — Analyst
Thanks. So, I have a question about your gross margins. It seems like despite the weaker comps, you were able to improve gross margins. You don’t have higher inventory levels than you expected going into Q2. And I’m wondering if you — what kind of allowed you to do that, what processes, any speed gains? And also, on your IMU, you mentioned there are IMU improvements. And did that have to with changes in brand mix, any processes going forward that might affect?
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
I think the answer to the first question I think that people who have followed us have seen that we do very good job balancing inventories with demand. We are quite proficient at inventory management and we are paranoid about it. IMU, we never promise or calculate an increase in IMU but we constantly seek it.
Mike Kramer - Abercrombie & Fitch Co. — CFO, CAO
Roughly, in more of a detailed aspect of that, the IMU really is driven by two categories. One of them Mike alluded to in terms of the mix of the business, tops versus bottoms. Secondly, as you guys know, our pricing strategy in our London stores allows us for a higher IMU. I’m not going to indicate to you the business with regard to the dollar volume that London does. But given the fact what we said up front in comparison to Fifth Avenue should give you some idea as to the impact that this store could potentially have for our IMU.
Operator
We’ll take our next question with Jeff Black with Lehman Brothers.
Jeff Black - Lehman Brothers — Analyst
Yes, Mike Kramer, two quick questions. Did you break out what the London flagship, the impact on a basis point basis and how long we get that? I assume it’s through the next three quarters. And also on the inventory, all this talk of consistency, we have seen a pretty consistent build in inventory. At what point do you just get uncomfortable with that? What kind of levels of inventory do you look that you say you don’t want to have? Thanks.
Mike Kramer - Abercrombie & Fitch Co. — CFO, CAO
The first question in terms of the London breakout in terms of profitability, yes, I do know that. But no, I’m not going to tell you. We are very excited about it and we said it’s accretive, just as our Fifth Avenue store is. We are incredibly excited about both of these stores in terms of their profitability.
Secondly, in terms of the build on inventory, we are comfortable with where we are at from an inventory perspective. We have always been the person foremost to call out any inventory issues that we have. Now, we are in the process or in the midst, as I said, in terms of where — as I tell Mike Jeffries all the time, he is never satisfied. We’re constantly looking to optimize better and better and better.

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Final Transcript
May. 23. 2007 / 4:30PM ET, ANF — Q1 2007 Abercrombie & Fitch Co. Earnings Conference Call
And with the implementation of our inventory optimization tool in the next two months, we might be able to even become more optimized in that area. But we’re very pleased with where we are sitting from an inventory perspective. Do you have anything to add to that?
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
No.
Operator
We will take our next question from Brian Tunick with JPMorgan.
Brian Tunick - JPMorgan — Analyst
So, a couple of questions. So, Kramer, you are not commenting, to Jeff’s question, about how much the London flagship impacted the stores and distribution line?
Mike Kramer - Abercrombie & Fitch Co. — CFO, CAO
No. Just that it was positive.
Brian Tunick - JPMorgan — Analyst
Okay. Because when you originally guided for the quarter, you said a lot of the earnings pressure would be from that.
Mike Kramer - Abercrombie & Fitch Co. — CFO, CAO
You wanted to know just the expense side not the historical —?
Brian Tunick - JPMorgan — Analyst
Yes, just the expense side.
Mike Kramer - Abercrombie & Fitch Co. — CFO, CAO
$2 million.
Operator
And we will take our final question today from Margaret Mager with Goldman Sachs.
Margaret Mager - Goldman Sachs — Analyst
And the London store is awesome. Especially the sound system.
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
Thanks.

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Final Transcript
May. 23. 2007 / 4:30PM ET, ANF — Q1 2007 Abercrombie & Fitch Co. Earnings Conference Call
Margaret Mager - Goldman Sachs — Analyst
Lots of other things about it, too. I have a question. Can you talk about your Abercrombie stores? I know you’re slowing down the number of openings. You are just doing 10 this year and you’re starting to approach your goal of 400 stores. Would that ever be a number you would consider revising upward in the U.S.? And can you just talk about your philosophy on numbers of stores and what are the right numbers of stores for your various businesses going forward? Thanks.
Mike Jeffries - Abercrombie & Fitch Co. — Chairman, CEO
I think that’s a really good question. We don’t anticipate the number of ANF going considerably beyond where we are now. We have mall openings, so we’ve said maximum 400. and the reason for that is that we can maintain ANF in the U.S. as an aspirational brand at that number. And we are — how we look at the total business is that we will not overextend any brand but we have enough brands in the germination stage, domestically and international, to fuel our growth a long time in the future.
The kids business, we’ve said we could probably add another 50 stores but that’s a maximum for kids. And Hollister, obviously, has the domestic potential to be a much, much bigger business than it is currently. But the point is, we have invested in the brands, in the iconic nature of the brands, so that they can travel internationally, domestically and we do not over torque anything for consistent bottom line growth.
So, we don’t torque the business on a likes basis. We don’t torque the business on a over expansion basis. What we do is very deliberate and proven but most important, protects the integrity of the brands and that’s the future of the business. Brands that are iconic, that are aspirational. That’s where we’ve been. I think we’ve just started to prove that. It’s a good question. Thanks, Margaret.
Tom Lennox - Abercrombie & Fitch Co. — VP IR & Corp. Communications
Any other questions?
Operator
There are no further questions at this time.
Tom Lennox - Abercrombie & Fitch Co. — VP IR & Corp. Communications
Thank you, guys.
Operator
This does conclude today’s conference call. We appreciate your participation. You may disconnect at this time.

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Final Transcript
May. 23. 2007 / 4:30PM ET, ANF — Q1 2007 Abercrombie & Fitch Co. Earnings Conference Call
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